Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 53
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 53 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, and October 17, 2014 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 53 together with the Prospectus.

This Prospectus Supplement No. 53 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on November 6, 2014.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 53 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 53 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 53 is November 6, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 5, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 5, 2014, Twin Cities Power Holdings, LLC (the “Company”) entered into two identical guaranty agreements (the “Guarantees”) in favor of Shell Energy North America (US), L.P., a Delaware limited partnership (“Shell”), on behalf of its indirect subsidiaries, Discount Energy Group, LLC (“DEG”), and Town Square Energy, LLC (“TSE”). Under the Guarantees, the Company irrevocably and unconditionally guarantees the timely payment to Shell of the obligations of DEG, not to exceed $500,000, and of TSE, not to exceed $500,000. The Guarantees remain in force for five years from the effective date, and may be terminated upon ten days’ prior written notice from the Company to Shell.

The foregoing description of the Guarantees is qualified in its entirety by reference to the full text of the Guarantees, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Guaranty Agreement between Twin Cities Power Holdings, LLC and Shell Energy North America (US), L.P., on behalf of Discount Energy Group, LLC, dated November 5, 2014.
10.2	Guaranty Agreement between Twin Cities Power Holdings, LLC and Shell Energy North America (US), L.P., on behalf of Town Square Energy, LLC, dated November 5, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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Exhibit 10.1

GUARANTY

This Guaranty Agreement (this “Guaranty”) dated effective as of November 5 2014, is entered into by Twin Cities Power Holdings, LLC (“Guarantor”), a limited liability company organized under the laws of Minnesota, in favor of Shell Energy North America (US), L.P., a limited partnership organized under the laws of Delaware (“Counterparty”).

Recitals:

A. Guarantor desires that Counterparty enter into transactions with Discount Energy Group, LLC (“Guaranteed Party”), under one or more agreements and/or confirmations for the purchase and sale of electric power and/or capacity, including but not limited to any power pool agreements (as amended, supplemented, renewed, or extended, collectively, the “Contract”); and

B. Guaranteed Party is a subsidiary or affiliate of Guarantor and Guarantor will directly or indirectly benefit from the Contract to be entered into between Counterparty and Guaranteed Party;

NOW, THEREFORE, in consideration of Counterparty entering into the Contract with Guaranteed Party, Guarantor hereby covenants and agrees as follows:

1. Guaranty. Subject to the terms and conditions hereof, Guarantor hereby irrevocably and unconditionally guarantees the timely payment when due of the obligations of Guaranteed Party (the “Obligations”) to Counterparty under the Contract. To the extent that Guaranteed Party shall fail to pay any Obligation, Guarantor shall promptly pay to Counterparty the amount due. This Guaranty shall constitute a guarantee of payment and not of collection. Guarantor shall also be liable for the reasonable attorneys’ fees and expenses of Counterparty’s external counsel incurred in any effort to collect or enforce any of the Obligations under this Guaranty; provided, however, such fees and expenses shall be payable by Guarantor only to the extent that Counterparty is successful in enforcing payment of the Obligations under this Guaranty.

2. Limitations. Guarantor’s liability hereunder shall be limited to payments expressly required to be made under the Contract (even if such payments are deemed to be damages) and in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, or any other damages, except to the extent specifically provided in the Contract to be due from Guaranteed Party. Guarantor reserves the right to assert rights, setoffs, counterclaims and other defenses which Guaranteed Party may have to payment of any Obligation under the Contract, other than defenses arising from the bankruptcy, insolvency, dissolution, or liquidation of Guaranteed Party and other defenses expressly waived herein. The aggregate amount covered by this Guaranty shall not exceed U.S. $500,000, plus reasonable attorneys’ fees and expenses payable by Guarantor as provided herein.

3. Termination. This Guaranty shall remain in full force and effect until the earlier of five (5) years from the effective date of this Guaranty, or the tenth (10th) business day after this Guaranty is terminated by written notice from Guarantor to Counterparty; provided that this Guaranty shall automatically terminate in the event that Guaranteed Party merges into Guarantor and Guarantor assumes by operation of law all of the Guaranteed Party’s obligations under the Contract. No termination, other than a termination relating to a merger of Guaranteed Party into Guarantor, shall affect, release or discharge Guarantor’s liability with respect to any Obligations existing or arising under the Contract prior to the effective date of termination.

4. Nature of Guaranty. The Guarantor’s obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection, release, or impairment of value of any collateral for such Obligations. Counterparty shall not be obligated to file any claim relating to the Obligations owing to it in the event that Guaranteed Party becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of Counterparty to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to Counterparty in respect to any Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made.

5. Subrogation. Guarantor waives its right to be subrogated to the rights of Counterparty with respect to any Obligations paid or performed by Guarantor until all Obligations have been fully and indefeasibly paid to Counterparty, subject to no rescission or right of return, and Guarantor has fully and indefeasibly satisfied all of Guarantor’s obligations under this Guaranty.

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6. Waivers. Guarantor hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to (a) notice of acceptance of this Guaranty; (b) presentment and demand concerning the liabilities of Guarantor; (c) notice of any dishonor or default by, or disputes with, Guaranteed Party; and (d) any right to require that any action or proceeding be brought against Guaranteed Party or any other person, or to require that Counterparty seek enforcement of any performance against Guaranteed Party or any other person, prior to any action against Guarantor under the terms hereof. Guarantor consents to the renewal, compromise, extension, acceleration, or other modification of the terms of the Obligations, and to any change, modification or waiver of the terms of the Contract, without in any way releasing or discharging Guarantor from its obligations hereunder. Except as to applicable statutes of limitation, no delay of Counterparty in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

7. Eligible Contract Participant. Guarantor is an “eligible contract participant” as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (including by the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203,124 Stat. 1376 (2010)).

8. Notice. Any payment demand, notice, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, to the addresses set forth below. Notice given by personal delivery or mail shall be effective upon actual receipt, or, if receipt is refused or rejected, upon attempted delivery. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9. Miscellaneous. THIS GUARANTY SHALL BE IN ALL RESPECTS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. No term or provision of this Guaranty shall be amended or modified except in a writing signed by Guarantor and Counterparty. Counterparty may, upon notice to Guarantor, assign its rights hereunder without the consent of Guarantor. Guarantor may assign its rights and obligations hereunder only with the prior written consent of Counterparty. Subject to the foregoing, this Guaranty shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by Counterparty, its successors and assigns. All references herein to Guaranteed Party shall be deemed to include all successors and assigns, whether immediate or remote, of Guaranteed Party under the Contract. This Guaranty embodies the entire agreement and understanding between Guarantor and Counterparty, and supersedes all prior guaranties issued by Guarantor in connection with Obligations under the Contract.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty effective as of the date first herein written.

Twin Cities Power Holdings, LLC
By: /s/ Timothy S. Krieger
Name: Timothy S. Krieger
Title: President/ CEO

Address of Counterparty: 1000 Main Street, Level 12 Houston, Texas 77002 Attn: Credit Manager Fax. No.: 713-230-7925	Address of Guarantor: 16233 Kenyon Ave., Suite 210 Lakeville, MN 55044 Attn: Stephanie Staska Fax No.: 952-513-2104

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Exhibit 10.2

GUARANTY

This Guaranty Agreement (this “Guaranty”) dated effective as of November 5, 2014, is entered into by Twin Cities Power Holdings, LLC (“Guarantor”), a limited liability company organized under the laws of Minnesota, in favor of Shell Energy North America (US), L.P., a limited partnership organized under the laws of Delaware (“Counterparty”).

Recitals:

A. Guarantor desires that Counterparty enter into transactions with Town Square Energy, LLC (“Guaranteed Party”), under one or more agreements and/or confirmations for the purchase and sale of electric power and/or capacity, including but not limited to any power pool agreements (as amended, supplemented, renewed, or extended, collectively, the “Contract”); and

B. Guaranteed Party is a subsidiary or affiliate of Guarantor and Guarantor will directly or indirectly benefit from the Contract to be entered into between Counterparty and Guaranteed Party;

NOW, THEREFORE, in consideration of Counterparty entering into the Contract with Guaranteed Party, Guarantor hereby covenants and agrees as follows:

1. Guaranty. Subject to the terms and conditions hereof, Guarantor hereby irrevocably and unconditionally guarantees the timely payment when due of the obligations of Guaranteed Party (the “Obligations”) to Counterparty under the Contract. To the extent that Guaranteed Party shall fail to pay any Obligation, Guarantor shall promptly pay to Counterparty the amount due. This Guaranty shall constitute a guarantee of payment and not of collection. Guarantor shall also be liable for the reasonable attorneys’ fees and expenses of Counterparty’s external counsel incurred in any effort to collect or enforce any of the Obligations under this Guaranty; provided, however, such fees and expenses shall be payable by Guarantor only to the extent that Counterparty is successful in enforcing payment of the Obligations under this Guaranty.

2. Limitations. Guarantor’s liability hereunder shall be limited to payments expressly required to be made under the Contract (even if such payments are deemed to be damages) and in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, or any other damages, except to the extent specifically provided in the Contract to be due from Guaranteed Party. Guarantor reserves the right to assert rights, setoffs, counterclaims and other defenses which Guaranteed Party may have to payment of any Obligation under the Contract, other than defenses arising from the bankruptcy, insolvency, dissolution, or liquidation of Guaranteed Party and other defenses expressly waived herein. The aggregate amount covered by this Guaranty shall not exceed U.S. $500,000, plus reasonable attorneys’ fees and expenses payable by Guarantor as provided herein.

3. Termination. This Guaranty shall remain in full force and effect until the earlier of five (5) years from the effective date of this Guaranty, or the tenth (10th) business day after this Guaranty is terminated by written notice from Guarantor to Counterparty; provided that this Guaranty shall automatically terminate in the event that Guaranteed Party merges into Guarantor and Guarantor assumes by operation of law all of the Guaranteed Party’s obligations under the Contract. No termination, other than a termination relating to a merger of Guaranteed Party into Guarantor, shall affect, release or discharge Guarantor’s liability with respect to any Obligations existing or arising under the Contract prior to the effective date of termination.

4. Nature of Guaranty. The Guarantor’s obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection, release, or impairment of value of any collateral for such Obligations. Counterparty shall not be obligated to file any claim relating to the Obligations owing to it in the event that Guaranteed Party becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of Counterparty to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to Counterparty in respect to any Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made.

5. Subrogation. Guarantor waives its right to be subrogated to the rights of Counterparty with respect to any Obligations paid or performed by Guarantor until all Obligations have been fully and indefeasibly paid to Counterparty, subject to no rescission or right of return, and Guarantor has fully and indefeasibly satisfied all of Guarantor’s obligations under this Guaranty.

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6. Waivers. Guarantor hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to (a) notice of acceptance of this Guaranty; (b) presentment and demand concerning the liabilities of Guarantor; (c) notice of any dishonor or default by, or disputes with, Guaranteed Party; and (d) any right to require that any action or proceeding be brought against Guaranteed Party or any other person, or to require that Counterparty seek enforcement of any performance against Guaranteed Party or any other person, prior to any action against Guarantor under the terms hereof. Guarantor consents to the renewal, compromise, extension, acceleration, or other modification of the terms of the Obligations, and to any change, modification or waiver of the terms of the Contract, without in any way releasing or discharging Guarantor from its obligations hereunder. Except as to applicable statutes of limitation, no delay of Counterparty in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

7. Eligible Contract Participant. Guarantor is an “eligible contract participant” as such term is defined in Section la(18) of the Commodity Exchange Act, as amended (including by the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, 124 Stat. 1376 (2010)).

8. Notice. Any payment demand, notice, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, to the addresses set forth below. Notice given by personal delivery or mail shall be effective upon actual receipt, or, if receipt is refused or rejected, upon attempted delivery. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9. Miscellaneous. THIS GUARANTY SHALL BE IN ALL RESPECTS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. No term or provision of this Guaranty shall be amended or modified except in a writing signed by Guarantor and Counterparty. Counterparty may, upon notice to Guarantor, assign its rights hereunder without the consent of Guarantor. Guarantor may assign its rights and obligations hereunder only with the prior written consent of Counterparty. Subject to the foregoing, this Guaranty shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by Counterparty, its successors and assigns. All references herein to Guaranteed Party shall be deemed to include all successors and assigns, whether immediate or remote, of Guaranteed Party under the Contract. This Guaranty embodies the entire agreement and understanding between Guarantor and Counterparty, and supersedes all prior guaranties issued by Guarantor in connection with Obligations under the Contract.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty effective as of the date first herein written.

Twin Cities Power Holdings, LLC
By: /s/ Timothy S. Krieger
Name: Timothy S. Krieger
Title: President/ CEO

Address of Counterparty: 1000 Main Street, Level 12 Houston, Texas 77002 Attn: Credit Manager Fax. No.: 713-230-7925	Address of Guarantor: 16233 Kenyon Ave., Suite 210 Lakeville, MN 55044 Attn: Stephanie Staska Fax No.: 952-513-2104

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